April, 2003 Seminis, Inc. www.banorte.com.mx Corporate Valuation

Esta presentacion ha sido preparada exclusivamente para el beneficio y uso interno de Savia, S.A. de C.V., con el fin de determinar preliminarmente el valor corporativo de Seminis, Inc., de tal manera que cuente con los elementos cualitativos y cuantitativos necesarios para los fines que la empresa considere pertinentes. Savia, S.A. de C.V. acepta su absoluta y entera conformidad en la actuacion de Banorte como asesor financiero, liberandolo de cualquier responsabilidad derivada del manejo por parte de Savia, S.A. de C.V., de la valuacion corporativa elaborada por Banorte, por lo que Savia, S.A. de C.V. le otorga a Banorte el finiquito mas amplio que en derecho proceda, no reservandonos derecho o accion alguna que ejercer en su contra y obligandose a sacarlo a paz y a salvo por cualquier reclamacion o controversia judicial o extrajudicial, presente o futura que se suscite con algun tercero o parte involucrada. La informacion contenida en esta presentacion refleja las condiciones prevalecientes en esta fecha, mismas que podran estar sujetas a cambios. Al preparar esta presentacion nos hemos apoyado en fuentes publicas consideradas como fidedignas, sin verificacion independiente acerca de su exactitud.

Contents Objective and Proposal Corporate Valuation Discounted Cash Flow Comparable Company Analysis Valuation Range Considerations Exhibits Discounted Cash Flow Model Multiple Analysis

Objective and Proposal The objective of this presentation is to identify an enterprise value range of Seminis, Inc. (NASDAQ: SMNS) according to actual level of performance. The analysis is focused on the historical performance of Seminis, Inc., and its projections, identifying the key factors that create value for the shareholders. Financial figures reflect the position of Seminis, Inc., in evaluating the strategic investment decisions in terms of their impact on the enterprise value. Financial projections were adjusted to reflect a more conservative growth rate for net sales, gross margin and operating margin, in accordance with the industry. No additional debt is considered. The valuation model assumes reinvestment in depreciated assets. However, it may be possible that for certain assets the economic value could differ from the accounting value.

Enterprise Valuation Value Range of: Seminis, Inc. To determine the enterprise value of Seminis, Inc., the combination of Discounted Cash Flow analysis (DCF) and the Comparable Company Multiple was used. Comparable Company Cash Flow Comparable Company Multiple Discounted Cash Flow

Discounted Cash Flow... The Discounted Cash Flow method (DCF) offers a better understanding of an enterprise valuation: Allows us to know the key factors that generate value added. Allows us to analyze different scenarios of growth, considering: Markets and business opportunities. Competitive position of Seminis, Inc., and its strategic plans. Allows us to know the strengths and weaknesses of Seminis, Inc. Different Capital Structures can be analyzed and evaluated.

....Discounted Cash Flow The database used is the following: Audited Financial Statements as of September 2000, 2001 and 2002 (10-K). Audited Consolidated Financial Statements as of March 29, 2001 and 2002 (10-Q). Financial Statements as of September 30, 2003. Financial Statements projected to September 30, 2011. Annual Reports for 2001 and 2002 . Presentations and written reports made by Savia, S.A. de C.V. executives. Operating Margins, Net Margins and Ratios. Tendencies were analyzed and its consistency was verified. The analysis and projections were computed in U.S. dollars. Scope and Limitations of the DCF method:

....Discounted Cash Flow Main Projection Assumptions : Net sales growth of 5.3% and 2.0% for 2003 and 2004, respectively. From that year on growth of 3% is contemplated. Cost of sales will represent 45% of Net Sales. Gross Margin and Operating Margin will be 55% and 9%, respectively. Accounts receivable rotation is 120 days, Inventories of 475 days and suppliers of 78 days. Annual Depreciation Charges are contemplated to maintain install capacity. Financial projections were made for the next 10 years and assumes perpetuity to determine the terminal value. The discount rate was determined through the application of a free risk rate in U.S. Dollars, adding a risk premium in accordance with the industry, and such rate was then adjusted for the differential value between the 10 year Treasury Bond and the Inflation Index Securities Bond, to finally obtain a discount rate in real terms.

Increase in Sales $476.6 5.3% 2.0% 2.0% 2.0% 3.0% Cost of Sales (% s/sales) 38.0% 36.0% 37.8% 39.2% 39.6% 45.0% Gross Margin 62.0% 63.7% 62.1% 60.8% 60.1% 55.0% Operating Margin 8.6% 12.5% 14.3% 13.7% 13.8% 8.2% ....Discounted Cash Flow 2002 2003 2004 2005 2006 2013 Main Projection Figures: (Amount in millions of U.S. Dollars, except percentages)

....Discounted Cash Flow Main Projected Issues: (Figures in U.S. dollars) Net Sales And Gross Income Operating Income and Net Income Net Sales and Gross Income 0 100 200 300 400 500 600 700 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Periods US$ Dollars Operating Income and Net Income -200 -150 -100 -50 0 50 100 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Periods US$ Dollars

....Discounted Cash Flow Main Projected Issues: (Millions of U.S. Dollars) 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 78 93 77 72 74 52 58 53 61 50 58 Weighed Average Capital Cost (WACC) Net Cash Flow Weighed Average Capital Cost 0.00% 2.00% 4.00% 6.00% 8.00% 10.00% 12.00% 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 Periods Percentage

....Discounted Cash Flow Calculation of WACC 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 0.0786 0.0678 0.079 0.085 0.0821 0.0962 0.0933 0.0953 0.0917 0.0938 0.0928 Main Projected Issues: Capital Cost Premium over risk free rate 8.2% Beta: 1.33 Adjusted Premium 10.89% T-Bills 10Yr: 4.15% Average Inflation for the Period (U.S.) 1.50% Risk free real rate 2.61% Capital Cost 13.50% WACC projected average 8.69% Cost of Debt Financial Debt $441.8 8.69%

Comparable Company Analysis... Comparable Company Analysis: An analysis realized with comparable public companies in the same industry in which Seminis, Inc. operates: Were analyzed Dow Jones Chemicals, Speciality Index (U.S.), and Dow Jones Biotechnology Index (U.S.), main indexes for the specialized chemical products industry and biotechnology in the US, with more than 450 companies included, from which were selected the most comparable. Historical figures for the years ended 2000, 2001, 2002 and UDM Sales, Income and Stockholders Equity. Gross, operative and net margins. Profitability. Price-sales ratio, price-volume ratio and price-cash flow ratio. Operative and net cash flow ratios. Tendencies and consistencies were analyzed. Six different criteria for the determination of the capitalization value of Seminis, Inc. were analyzed: maximum, median, media, relative weighted and standard deviation.

Operating Margin: 8.7% Sample Average UDM as of March 29th, 2003 Source: SmartMoney & Bloomberg ....Comparable Company Analysis DLP MON SYT Sakata 0.0908 0.189 0.093 0.083 0.07

....Comparable Company Analysis Net Margin: DLP MON SYT Sakata 0.0238 0.107 0.053 0.038 0.027 Source: SmartMoney & Bloomberg 4.9% Sample Average UDM as of March 29th, 2003

....Comparable Company Analysis Return on Equity (ROE): DLP MON SYT Sakata 0.049 0.1543 -0.2262 -0.0065 0.009 Source: SmartMoney & Bloomberg -0.4% Sample Average UDM as of March 29th, 2003

Delta & Pine Land Co. 14.1x 3.0x 16.0x Monsanto Co. New 5.3x 1.0x 10.6x Syngenta AG 5.0x 1.0x 11.9x Sakata Seed Corporation 9.6x 0.9x 13.4x Simple average 8.51x 1.48x 12.99x Relative weighed1 6.04x 1.14x 11.79x Multiple: As of April 24th, 2003 VE/FLO UDM VE/V UDM VE/UO UDM 1/ Weighed average of market capitalization for each of the companies as of April 24th 2003. Note: figure variation due to round-up. ....Comparable Company Analysis

....Enterprise Value Value Seminis, Inc. Dollars: $297.9 - $307.0 Implicit Ratios (UDM) EV/FLO: 8.26x - 8.37x Figures in millions, except ratios and percentage. 50% 15% DCF USD$303.5 - USD$321.7 Seminis, Inc. Market Ratios EV/FLO Weighed USD$190.4 Seminis, Inc. Market Ratios EV/FLO USD$335.7 Value USD$297.9 - $307.0 35%

Considerations Based on the analysis carried out to determine the corporate value of Seminis, Inc., we concluded that the range of the weighted value is U.S.$297.9 - U.S.$307.0 millions of U.S. Dollars. Projections were based on expected sales increase and estimated associated costs based on the company's past performance. Projections of Seminis, Inc. were adjusted with more conservative expectations and in line with the Industry, and different scenarios were treated to obtain the value range of Seminis, Inc. Investment projects and additional debt were not considered. Projections were realized for 10 years with terminal value or perpetuity without growing. Projections were realized in U.S. Dollars. Discount rate or WACC was determined considering the T-Bonds (10 years), plus an adjusted risk premium adjusted by the difference of the implicit inflation rate of the T- Bond and the average inflation rate for the period (U.S.).